                            SCHEDULE 14C INFORMATION
             INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                                 (AMENDMENT NO.)

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                                    MGI FUNDS
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                                  MGI FUNDS(TM)

                       MGI US Large Cap Growth Equity Fund

                              200 Clarendon Street
                           Boston, Massachusetts 02116

September 28, 2007

Dear Shareholder:

We are pleased to notify you of a change  involving a subadvisor  for the MGI US
Large Cap Growth Equity Fund (the "Fund"),  a series of MGI Funds (the "Trust").
Specifically,  the Board of Trustees of the Trust (the  "Board")  has approved a new subadvisory agreement (the "Subadvisory  Agreement") between Winslow Capital
Management,  Inc. ("Winslow") and Mercer Global Investments,  Inc. ("MGI" or the
"Advisor"),  on behalf of the Fund,  pursuant to which  Winslow  will serve as a subadvisor  for the Fund. The two  subadvisors  that have managed the Fund since
its  inception,   Enhanced  Investment  Technologies,   LLC  and  Sands  Capital
Management,  LLC,  will each  continue  to  manage  their  respective  allocated portions of the Fund's investment portfolio.

This change  became  effective  on June 12,  2007.  I encourage  you to read the attached Information Statement, which provides, among other information, details regarding Winslow and the Subadvisory Agreement,  as well as a discussion of the factors that the Board considered in approving the change described above.

                                               Sincerely,

                                               /s/ Phillip J. de Cristo

                                               Phillip J. de Cristo

                                               Trustee, President, and Chief
                                               Executive Officer
                                               MGI Funds

                                  MGI FUNDS(TM)

                       MGI US Large Cap Growth Equity Fund

                              200 Clarendon Street
                           Boston, Massachusetts 02116

--------------------------------------------------------------------------------
                              INFORMATION STATEMENT
--------------------------------------------------------------------------------

This Information Statement (the "Statement") is being furnished on behalf of the
Board  of  Trustees   (the  "Board")  of  MGI  Funds  (the  "Trust")  to  inform shareholders  of the MGI US Large Cap Growth  Equity Fund (the "Fund") about the recent addition of a third  subadvisor for the Fund. The Board, on behalf of the
Fund, has approved a new  subadvisory  agreement (the  "Subadvisory  Agreement")
between Winslow Capital  Management,  Inc.  ("Winslow" or the  "Subadvisor") and
Mercer  Global  Investments,  Inc.  ("MGI" or the  "Advisor").  The  Subadvisory
Agreement  was  approved by the Board upon the  recommendation  of MGI,  without shareholder  approval,  as is  permitted  by the  exemptive  order  of the  U.S.
Securities  and  Exchange  Commission  (the  "SEC" or the  "Commission"),  dated
December 28, 2005 (the "Exemptive Order"),  issued to the Trust and the Advisor.
This Statement is being mailed on or about September 28, 2007 to shareholders of record of the Fund as of August 31, 2007.  WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.

                                  INTRODUCTION

MGI is the investment  advisor for the series of the Trust,  including the Fund.
The Advisor uses a "manager of managers"  approach in managing the assets of the
Trust's  series.  This  approach  permits  MGI to hire,  terminate,  or  replace subadvisors of the series that are  unaffiliated  with the Trust or the Advisor, and to modify material terms and conditions of subadvisory  agreements  relating to the management of the series.  Section 15(a) of the Investment Company Act of
1940, as amended (the "1940 Act"), generally requires that the shareholders of a mutual  fund  approve  an  agreement  pursuant  to which a person  serves as the investment  advisor or subadvisor of the mutual fund.  The Trust and the Advisor have obtained the Exemptive  Order from the SEC, which permits the Trust and the
Advisor,  subject to certain  conditions and approval by the Board,  to hire and retain unaffiliated  subadvisors and to modify subadvisory  arrangements without shareholder  approval.  Under the  Exemptive  Order,  the  Advisor  may act as a
manager of managers for some or all of the series of the Trust,  and the Advisor supervises the provision of portfolio  management  services to the series by the subadvisors.

The Exemptive Order allows the Advisor,  among other things: (i) to continue the employment of a current  subadvisor  after events that would  otherwise cause an automatic termination of a subadvisory  agreement with the subadvisor,  and (ii)
to reallocate assets among current or new subadvisors.  The Advisor has ultimate responsibility  (subject to oversight by the Board) to supervise the subadvisors and recommend the hiring, termination, and replacement of the subadvisors.

Consistent  with the  terms of the  Exemptive  Order,  the  Board,  including  a majority  of the  Trustees  who are not  "interested  persons"  (as that term is defined  in the 1940  Act) of the  Trust  or of the  Advisor  (the  "Independent
Trustees"),  (i) appointed  Winslow to serve as a third subadvisor for the Fund, and (ii) approved the Subadvisory Agreement between the Advisor and Winslow with respect to the Fund.

The Trust and the Advisor  have agreed to comply with  certain  conditions  when acting  in  reliance  on the  relief  granted  in  the  Exemptive  Order.  These conditions require, among other things, that within ninety (90) days of entering into a new subadvisory  agreement,  the affected series will notify shareholders of the series of the changes. This Statement provides such notice of the changes and presents details  regarding the Subadvisory  Agreement.  While the Trust and the  Advisor are  providing  the  Information  Statement  beyond the  ninety-day period,  the Trust  previously had notified  shareholders of these changes via a prospectus  supplement,  dated  June  14,  2007,  and  in  the  Trust's  updated prospectus, dated July 31, 2007.

                                   THE ADVISOR

The Advisor,  a Delaware  corporation  located at 200 Clarendon Street,  Boston,
Massachusetts  02116, serves as the investment advisor for the Fund. The Advisor is an indirect,  wholly-owned subsidiary of Marsh & McLennan Companies, Inc. The
Advisor is  registered as an investment  adviser with the  Commission  under the
Investment Advisers Act of 1940, as amended (the "Advisers Act"). The Advisor is an affiliate of Mercer  Investment  Consulting,  Inc., an investment  consultant with more than thirty years'  experience  reviewing,  rating,  and  recommending investment managers for institutional clients.

The Advisor provides  investment  advisory  services to the Fund pursuant to the
Investment Management  Agreement,  dated July 1, 2005, between the Trust and the
Advisor (the "Management Agreement"). The Trust employs the Advisor generally to manage the investment and  reinvestment  of the assets of the Fund. In so doing, the Advisor may hire one or more subadvisors to carry out the investment program of the Fund  (subject to the  approval of the Board).  The Advisor  continuously reviews,  supervises, and (where appropriate) administers the investment program of the Fund. The Advisor  furnishes  periodic reports to the Board regarding the investment program and performance of the Fund.

Pursuant to the  Management  Agreement,  the  Advisor  has  overall  supervisory
responsibility   for  the  general  management  and  investment  of  the  Fund's securities portfolio,  and subject to review and approval by the Board: (i) sets
the  Fund's  overall  investment  strategies;   (ii)  evaluates,   selects,  and
recommends  subadvisors to manage all or a portion of the Fund's  assets;  (iii)
when appropriate, allocates and reallocates the Fund's assets among subadvisors;
(iv)  monitors and  evaluates  the  performance  of  subadvisors,  including the
subadvisors'   compliance   with  the  investment   objective,   policies,   and
restrictions  of the Fund;  and (v)  implements  procedures  to ensure  that the
subadvisors  comply  with  the  Fund's  investment  objective,   policies,   and
restrictions.

For these services, the Fund pays the Advisor a fee calculated at an annual rate of 0.55% of the  Fund's  average  daily net  assets up to $750  million,  and an annual  rate of 0.53% of the Fund's  average  daily net assets in excess of $750 million. The Trust, with respect to the Fund, and the

Advisor  have  entered  into  a  written  contractual  fee  waiver  and  expense reimbursement  agreement  pursuant  to which the  Advisor  has agreed to waive a portion of its fees and/or to reimburse  expenses of the Fund to the extent that the Fund's expenses (not including  brokerage fees and expenses,  interest,  and extraordinary  expenses)  exceed certain levels.  After giving effect to the fee waiver and expense reimbursement  agreement,  the Advisor received advisory fees of $864,864 from the Fund for the fiscal year ended March 31, 2007.

Several of the officers of the Trust are also officers  and/or  employees of the
Advisor.  These  individuals and their  respective  positions are: Phillip J. de
Cristo serves as Trustee,  President,  and Chief Executive Officer of the Trust,
and as President of the Advisor.  Ravi B. Venkataraman  serves as Vice President and Chief Investment  Officer of the Trust,  and as Chief Investment  Officer of
the  Advisor.  Richard  S.  Joseph  serves  as Vice  President,  Treasurer,  and
Principal Accounting Officer of the Trust, and as Chief Operating Officer of the
Advisor.  Cynthia Lo Bessette  serves as Vice  President,  Secretary,  and Chief
Legal  Officer of the Trust,  and as Senior  Corporate  Counsel of the  Advisor.
David M.  Goldenberg  serves as Vice  President and  Assistant  Secretary of the
Trust,  and  as  General  Counsel  of  Mercer,  an  affiliate  of  the  Advisor.
Christopher  A.  Ray  serves  as Vice  President  of the  Trust,  and as  Senior
Portfolio  Manager of the Advisor.  Martin J. Wolin serves as Vice President and
Chief Compliance  Officer of the Trust,  and as Chief Compliance  Officer of the
Advisor.  The  address of each  executive  officer of the Trust,  other than Mr.
Goldenberg and Ms. Lo Bessette, is 200 Clarendon Street,  Boston,  Massachusetts
02116.  The address of Mr.  Goldenberg and Ms. Lo Bessette is 1166 Avenue of the
Americas, New York, New York 10036.

                               THE NEW SUBADVISOR

Winslow  is  located at 4720 IDS Tower,  80 South  Eighth  Street,  Minneapolis,
Minnesota  55402.  Winslow is  registered  as an  investment  adviser  under the
Advisers Act and is 100% owned by its management and employees.  Each of Messrs.
Clark J. Winslow, Justin H. Kelly, and R. Bart Wear has an ownership interest in excess  of 25% of  Winslow,  and each  individual  is  therefore  deemed to be a control person of Winslow.

Winslow was approved by the Board to serve as a  subadvisor  for the Fund at the
Board  meeting  (the  "Meeting")  held  on May  14  and  15,  2007.  Winslow  is independent of the Advisor,  and the Subadvisor  discharges its responsibilities subject to the oversight and supervision of the Advisor.

The Subadvisor is compensated out of the fees that the Advisor receives from the
Fund.  There  will be no  increase  in the  advisory  fees paid by the Fund as a consequence  of  the  addition  of  the  Subadvisor,  or  the  approval  of  the
Subadvisory  Agreement.  The fees paid by the Advisor to the  Subadvisor  depend upon the fee rates negotiated by the Advisor and on the percentage of the Fund's assets allocated to the Subadvisor by MGI. In accordance with procedures adopted by the Board, the Subadvisor may effect Fund portfolio  transactions  through an affiliated  broker-dealer and the affiliated broker-dealer may receive brokerage commissions in connection therewith as permitted by applicable law.

In managing its  allocated  portion of the Fund's  portfolio,  Winslow  seeks to invest in  companies  with  above-average  earnings  growth that the  Subadvisor believes will exceed consensus earnings growth estimates over a two-year period.
Winslow uses quantitative screens to identify

companies  with  attractive  revenue  and  earnings  growth,  return on invested capital,  earnings consistency,  earnings revisions, low financial leverage, and high  free-cash  flow  rates  relative  to net  income.  Using  these  screening techniques,  Winslow narrows the universe of U.S. large capitalization companies to a group of  approximately  300  companies.  The  Subadvisor  then  conducts a detailed  assessment  of  each  company,  seeking  to  identify  companies  with competitive  advantages  within their  respective  industries  or sectors.  This sector-based  analysis  results in a group of  approximately  100 companies that
Winslow actively  analyzes.  Winslow also employs a sell discipline  pursuant to which the  Subadvisor  will sell some or all of its position in a stock when, in
Winslow's  view, the stock becomes fully valued,  or the position  exceeds 5% of
Winslow's allocated portion of the Fund's portfolio. Winslow also will sell some or all of its position in a  particular  stock when  Winslow  believes  that the fundamental  business  prospects  of the  company are  deteriorating.  Winslow's allocated portion of the Fund's portfolio typically will be invested in fifty to sixty different stocks.

Winslow  serves  as an  investment  advisor  or  subadvisor  for the  registered investment  companies  listed below,  each of which has an investment  objective similar to the Fund's investment objective:

                                                                 Assets as of
          Name                                                   June 30, 2007

MainStay Large Cap Growth Fund                                   $868 million
MainStay Variable Product Large Cap Growth Portfolio Fund        $284 million

Winslow's  combined  subadvisory  fee schedule for the MainStay Large Cap Growth
Fund and the MainStay  Variable  Product Large Cap Growth  Portfolio  Fund is as
follows:

      Assets under Management                                 Per Annum Fee

       First $250 million                                          0.40%
       Next $250 million                                           0.35%
       Next $250 million                                           0.30%
       Next $250 million                                           0.25%
       Assets over $1 billion                                      0.20%

The name and principal occupation of each of the principal executive officers of
Winslow are listed below. The address of each principal executive officer listed below, as it relates to the person's  position with Winslow,  is 4720 IDS Tower,
80 South Eighth Street, Minneapolis, Minnesota 55402.

      Name                                  Positions with Winslow
Clark J. Winslow               Chief Executive Officer, Director, and Portfolio Manager
Justin H. Kelly                Managing Director, Director, and Portfolio Manager
R. Bart Wear                   Managing Director, Director, and Portfolio Manager
Jean Andrea Baillon            Managing Director, Director, Secretary, Chief Compliance
                               Officer, Chief Financial Officer, Vice President, Chief

                               Administrative Officer, and Treasurer

                          THE NEW SUBADVISORY AGREEMENT

The  Subadvisory  Agreement  was  approved  by the Board at the  Meeting,  which
Meeting  was called,  among other  reasons,  for the purpose of  approving  such
Subadvisory Agreement, for an initial term of two years. Thereafter, continuance of the  Subadvisory  Agreement  will  require the annual  approval of the Board, including a majority of the  Independent  Trustees.  The  Subadvisory  Agreement
provides that it will terminate  automatically  in the event of its  assignment, except as otherwise provided by applicable law or the Exemptive Order.

The terms of the Subadvisory  Agreement,  other than the rate of compensation to be paid by the Advisor to Winslow, are substantially  similar to the subadvisory agreements between the Advisor and each of Enhanced Investment Technologies, LLC and Sands Capital Management, LLC, the Fund's two other subadvisors.

The Subadvisory Agreement provides that the Subadvisor, among other duties, will make all  investment  decisions for the  Subadvisor's  allocated  portion of the
Fund's investment portfolio.  The Subadvisor,  subject to the supervision of the
Board  and  the  Advisor,   will  conduct  an  ongoing  program  of  investment,
evaluation,  and, if  appropriate,  sale and  reinvestment  of the  Subadvisor's allocated portion of the Fund's assets. The Subadvisor also will perform certain other  administrative  and  compliance-related  functions in connection with the management of its allocated portion of the Fund's investment portfolio.

The Subadvisory Agreement provides for the Subadvisor to be compensated based on the average  daily net assets  allocated to the  Subadvisor.  The  Subadvisor is compensated  from the  fees  that  the  Advisor  receives  from  the  Fund.  The
Subadvisor  generally  will pay all  expenses  that  the  Subadvisor  incurs  in connection with its activities under the Subadvisory  Agreement,  other than the costs of the Fund's portfolio securities and other investments.

The Subadvisory  Agreement may be terminated at any time, without the payment of any penalty, by: (i) the vote of a majority of the Board, the vote of a majority of the outstanding  voting  securities of the Fund, or the Advisor,  or (ii) the
Subadvisor,  on not less than 90 days'  written  notice to the  Advisor  and the
Trust.

                        BOARD OF TRUSTEES' CONSIDERATIONS

At the  Meeting,  MGI  recommended  the  appointment  of  Winslow  to serve as a subadvisor for the Fund after  evaluating a number of other possible  investment managers.  The Subadvisor was  recommended by the Advisor  because,  among other factors:  (i) the Advisor sought to enhance portfolio style  diversification  by adding a  diversified,  fundamental  large  cap  growth  strategy,  which  would complement the  concentrated  fundamental  investment  strategy of Sands Capital
Management,  LLC and the quantitative investment strategy of Enhanced Investment
Technologies,  LLC;  (ii)  Winslow  seeks to  control  portfolio  risks  through diversification across sectors, capitalization levels, growth rates, valuations, and a strictly enforced sell discipline;  (iii) Winslow has a seasoned portfolio management  team with  significant  experience  in managing  portfolios of large capitalization equity securities, and adequate resources to capably manage the

Subadvisor's  allocated  portion of the Fund's  investment  portfolio;  and (iv)
Winslow  exhibits  low  excess  return  correlation  with the  Fund's  two other subadvisors.

At the Meeting,  the Board,  including a majority of the  Independent  Trustees, considered and approved the  Subadvisory  Agreement.  In determining  whether to approve the Subadvisory Agreement, the Board considered the information received in  advance  of the  Meeting,  which  included:  (i)  copies  of a  form  of the
Subadvisory  Agreement between the Advisor and the Subadvisor;  (ii) information regarding  the  process  by  which  the  Advisor  selected  the  Subadvisor  and recommended the Subadvisor for Board approval;  (iii) information  regarding the nature and quality of the  services  that the  Subadvisor  would  provide to the
Fund;  (iv)  information  regarding  the  Subadvisor's  reputation,   investment
management business,  personnel,  and operations;  (v) information regarding the
Subadvisor's  brokerage and trading  policies and  practices;  (vi)  information regarding the level of subadvisory  fees to be charged by the Subadvisor;  (vii)
the  Subadvisor's   compliance  program;   (viii)  the  Subadvisor's  historical
performance returns managing a similar investment mandate,  and such performance compared to a relevant index; and (ix) the Subadvisor's financial condition. The
Board also considered the substance of discussions with  representatives  of the
Advisor and Winslow at the Meeting.

When considering the approval of the Subadvisory  Agreement,  the Board reviewed and  analyzed  the  factors  the  Board  deemed  relevant  with  respect  to the
Subadvisor,  including:  the nature,  quality,  and extent of the services to be provided to the Fund by the Subadvisor;  the Subadvisor's  management style; the
Subadvisor's  historical  performance record managing pooled investment products similar to the Fund; the  qualifications  and experience of the persons who will be responsible for the day-to-day  management of Winslow's  allocated portion of the  Fund's  investment  portfolio;  and the  Subadvisor's  staffing  levels and overall  resources.  Additionally,  the Board  reviewed  materials  supplied  by counsel that were prepared for use by the Board in  fulfilling  its duties under the 1940 Act.

In examining the nature,  quality,  and extent of the services to be provided by the  Subadvisor  to the Fund,  the Board  considered:  the  specific  investment process to be employed by the  Subadvisor in managing the assets to be allocated to it; the  qualifications of the Subadvisor's  investment  management team with
regard  to  implementing  the  Fund's  investment   mandate;   the  Subadvisor's
performance record as compared to its benchmark; the Subadvisor's infrastructure and whether it  appeared  to  adequately  support  the  Subadvisor's  investment
strategy;   and  the  Advisor's  review  process  and  the  Advisor's  favorable assessment as to the nature and quality of the subadvisory  services expected to be provided by the  Subadvisor.  The Board  concluded that the Fund will benefit from the quality and experience of the Subadvisor's portfolio managers. Based on the Board's  consideration  and review of the foregoing  information,  the Board concluded that the nature, extent, and quality of the subadvisory services to be provided by the Subadvisor, as well as Winslow's ability to render such services based on its experience,  operations,  and resources,  were  appropriate for the
Fund, in light of the Fund's investment  objective,  and supported a decision to approve the Subadvisory Agreement.

Because  Winslow is a  newly-appointed  subadvisor for the Fund, the Board could not consider the Subadvisor's  investment  performance in managing the Fund as a factor in evaluating the Subadvisory  Agreement.  However,  the Board did review the Subadvisor's  historical  performance record in managing other accounts that were comparable to the Fund. The Board compared this historical performance to a relevant benchmark. The Board noted that Winslow's

large cap growth strategy had outperformed (before fees) the Russell 1000 Growth
Index over the past two-, three-, and five-year periods ended December 31, 2006.
On this basis,  the Board concluded that the historical  performance  record for the Subadvisor supported a decision to approve the Subadvisory Agreement.

The Board  carefully  considered the proposed fees payable under the Subadvisory
Agreement.  In this connection,  the Board evaluated the compensation to be paid to the Subadvisor by the Advisor.  The Board also considered  comparisons of the fees to be paid to the Subadvisor  with the fees the  Subadvisor  charges to its other  clients,  noting that the fee rate that the Advisor had  negotiated  with
Winslow  was below the  standard  fee rate  charged by Winslow to certain  other accounts  that Winslow  manages  using the same large cap growth  strategy  that
Winslow will use to manage its allocated portion of the Fund.

The Board also  considered  whether the fee schedule of the Subadvisor  included breakpoints  that would reduce the  Subadvisor's  fees as the assets of the Fund
allocated  to  the  Subadvisor   increased,   noting  that  Winslow's   proposed
subadvisory  fee  schedule did include  breakpoints.  The Board was not provided with, and did not review,  information  regarding the estimated profits that may be realized by the  Subadvisor in managing its  allocated  portion of the Fund's assets.  Since the fees to be paid to  Winslow  were the  result of  arms-length bargaining  between  unaffiliated  parties,  and  given the  Advisor's  economic incentive to negotiate a reasonable fee, Winslow's  potential  profitability was not  considered  relevant  to the  Independent  Trustees'  deliberations.  After evaluating the proposed  fees,  the Board  concluded that the fees that would be paid to the  Subadvisor by MGI with respect to the assets to be allocated to the
Subadvisor  appeared to be within a reasonable range in light of the quality and extent of the services to be provided.

The Board reviewed a copy of the  Subadvisory  Agreement.  The Board  considered that the Subadvisory  Agreement provided for the same range of services and fees as the  subadvisory  agreements  that the Fund has in place  with its two  other subadvisors.

The Board  considered  the selection and due diligence  process  employed by the
Advisor in deciding to recommend the addition of Winslow as a subadvisor for the
Fund.  The Board also  considered the Advisor's  conclusion  that the fees to be paid to the Subadvisor for its services to the Fund will be reasonable,  and the reasons  supporting that  conclusion.  The Board noted that the subadvisory fees will be paid by the Advisor to the  Subadvisor  and will not be additional  fees paid by the Fund.  The Board  concluded that the Advisor's  recommendations  and conclusions supported approval of the Subadvisory Agreement.

In considering the materials and information  described  above,  the Independent
Trustees  received  assistance from, and met separately with, their  independent legal counsel,  and were provided with a written  description of their statutory responsibilities  and the legal standards that are applicable to the approval of investment advisory and subadvisory agreements.

After full  consideration of the factors  discussed above, with no single factor identified as being of paramount importance,  the Board, including a majority of the Independent Trustees, with the assistance of independent counsel,  concluded that the initial approval of the Subadvisory

Agreement was in the best  interests of the Fund,  and approved the  Subadvisory
Agreement for the Fund.

                               GENERAL INFORMATION

Administrative and Accounting Services

State  Street  Bank and Trust  Company  (the  "Administrator"),  located  at 200
Clarendon Street, Boston, Massachusetts 02116, is the administrator of the Fund.
The  Administrator  performs  various  services  for the  Fund,  including  fund accounting,  daily and ongoing maintenance of certain Fund records,  calculation of the Fund's net asset value, and preparation of shareholder reports.

The Advisor provides certain  internal  administrative  services to the Class S,
Class Y-1,  and Class Y-2 shares of the Fund,  for which the Advisor is entitled to receive a fee of 0.15%,  0.10%,  and 0.05% of the average daily net assets of the Class S, Class Y-1, and Class Y-2 shares of the Fund, respectively.  For the fiscal year ended March 31,  2007,  the Fund did not pay any fees to the Advisor for internal administrative services.

Principal Underwriting Arrangements

MGI Funds  Distributors,  Inc.  (the  "Distributor"),  located  at 301  Bellevue
Parkway,  Wilmington,  Delaware  19809,  is a  Delaware  corporation  that  is a subsidiary of PFPC Inc., and acts as the principal  underwriter of each class of shares of the Fund pursuant to an  Underwriting  Agreement  with the Trust.  The
Underwriting  Agreement  requires  the  Distributor  to use  its  best  efforts, consistent with its other businesses, to sell shares of the Fund.

Payments to Affiliated Brokers

For the fiscal year ended March 31, 2007,  the Fund did not pay any  commissions to affiliated brokers.

Record of Beneficial Ownership

As of August  31,  2007,  the Fund had  30,700,207  shares  outstanding  and MGI
Collective  Trust:  MGI US Large Cap Growth  Equity  Portfolio  held  28,288,657 shares, representing 92.14% of the total shares outstanding.

                               SHAREHOLDER REPORTS

Additional  information about the Fund's  investments is available in the Fund's annual and semi-annual reports to shareholders. In the Fund's annual report, you will find a discussion of the market  conditions and investment  strategies that significantly  affected  the Fund's  performance  during its last fiscal year. A
COPY OF THE FUND'S MOST RECENT ANNUAL REPORT TO SHAREHOLDERS AND THE MOST RECENT
SEMI-ANNUAL REPORT SUCCEEDING THE ANNUAL REPORT TO SHAREHOLDERS (WHEN AVAILABLE)
MAY  BE  OBTAINED,  WITHOUT  CHARGE,  BY  CALLING  YOUR  PLAN  ADMINISTRATOR  OR
RECORDKEEPER  OR  FINANCIAL  ADVISOR,  OR BY  CALLING  THE  TRUST  TOLL-FREE  AT
1-866-658-9896.